Exhibit 99
U.S. Xpress Enterprises Reports First Quarter 2021 Results

CHATTANOOGA, Tenn.--(BUSINESS WIRE) -- U.S. Xpress Enterprises, Inc. (NYSE: USX) (the “Company”) today announced results for the first quarter of 2021.

First Quarter 2021 Highlights

•	Operating revenue of $450.8 million compared to $432.6 million in the first quarter of 2020
•	Operating income of $8.0 million compared to a loss of $3.7 million in the first quarter of 2020
•	Net income attributable to controlling interest of $2.5 million, or $0.05 per diluted share
•	Brokerage revenue grew to $81.8 million, up 62% as compared to the year ago quarter, with 67% of volumes processed across the Company’s digital platform
•	Variant exited the quarter with 951 tractors, providing 11.8% of Truckload revenues in the quarter as compared to 2.3% of Truckload revenues in the year ago first quarter
First Quarter Financial Performance

	Quarter Ended March 31,
	2021	2020
Operating revenue	$450,760	$432,568
Revenue, excluding fuel surcharge	$417,641	$392,820
Operating income (loss)	$7,998	$(3,668)
Net income (loss) attributable to controlling interest	$2,538	$(9,216)
Earnings (losses) per diluted share	$0.05	$(0.19)
Operating Ratio
Truckload operating ratio	98.2%	99.7%
Brokerage operating ratio	98.4%	109.6%
Operating ratio	98.2%	100.8%
Adjusted operating ratio[1]	98.1%	100.9%

Eric Fuller, President and CEO, commented, “I am pleased with our team’s continued execution of our digital initiatives, which are designed to support our goal of doubling our revenues over the next four years. Notably, we grew Variant to 11.8% of Truckload revenues in the first quarter, compared to 9.4% in the fourth quarter of 2020, and remain on track to meet or exceed our goal of reaching 1,500 Variant tractors, generating approximately 25% of Truckload revenues, by the end of 2021. We also made strong gains in our Brokerage segment as we processed 67% of our Brokerage transactions digitally in the first quarter. Our digital platform is enabling our Brokerage segment to profitably scale while offering freight selectivity for Variant.”

Mr. Fuller continued, “Additionally, our team addressed customer pricing in certain Dedicated accounts through the first quarter in response to driver and capacity cost inflation, which we expect to contribute to improved Dedicated division results as the year continues. As we look forward to the balance of the year, we believe all of our businesses are firmly positioning the Company to deliver on our goals of growing our digital businesses and achieving scale benefits which will begin to drive meaningful margin expansion as we exit the year.”

Enterprise Update

Operating revenue was $450.8 million, an increase of $18.2 million compared to the first quarter of 2020. The increase was primarily attributable to increased revenues in the Company’s Brokerage division of $31.4 million, partially offset by a decrease of $6.5 million in Truckload revenue, and decreased fuel surcharge revenues of $6.6 million. Excluding the impact of fuel surcharges, first quarter revenue increased $24.8 million to $417.6 million, an increase of 6.3% as compared to the prior year quarter.

Operating income for the first quarter of 2021 was $8.0 million which compares favorably to a loss of $3.7 million in the first quarter of 2020. The operating ratio for the first quarter of 2021 was 98.2% compared to 100.8% in the prior year quarter.

Net income attributable to controlling interest for the first quarter of 2021 was $2.5 million compared to a loss of $9.2 million in the prior year quarter. Earnings per diluted share were $0.05 for the first quarter of 2021 and adjusted earnings per diluted share1 were $0.05, which compares favorably to a loss per diluted share of $0.19 in the first quarter of 2020 and an adjusted loss per diluted share of $0.15.

Truckload Segment

	Quarter Ended March 31,
	2021	2020
Over-the-road
Average revenue per tractor per week[1]	$3,722	$3,463
Average revenue per mile[1]	$2.170	$1.871
Average revenue miles per tractor per week	1,715	1,851
Average tractors	3,421	3,835
Dedicated
Average revenue per tractor per week[1]	$4,155	$4,068
Average revenue per mile[1]	$2.394	$2.376
Average revenue miles per tractor per week	1,736	1,712
Average tractors	2,674	2,703
Consolidated
Average revenue per tractor per week[1]	$3,912	$3,713
Average revenue per mile[1]	$2.269	$2.070
Average revenue miles per tractor per week	1,724	1,794
Average tractors	6,095	6,538
[1] Excluding fuel surcharge revenues

The Truckload segment achieved an operating ratio of 98.2% for the first quarter of 2021, representing a 150 basis point improvement as compared to the 99.7% operating ratio achieved in the first quarter of 2020. The segment delivered an adjusted operating ratio1 of 98.0% for the first quarter of 2021, representing a 160 basis point improvement as compared to the adjusted operating ratio1 of 99.6% achieved in the year ago quarter. This improvement was primarily the result of higher rate per mile combined with lower claims expense and other costs partially offset by fewer average tractors in the quarter as the Company intentionally contracted its legacy OTR fleet.

In the OTR division, average revenue per tractor per week increased 7.5% compared with the first quarter of 2020.  This improvement primarily reflected a 16.0% increase in average revenue per mile partially offset by a 7.3% reduction in average miles per tractor. The reduction in average miles per tractor primarily reflected harsh winter weather that resulted in an extended period of limited miles in the Company’s major traffic lanes. The Variant fleet continued to generate miles per truck well in excess of the legacy fleet.

In the Dedicated division, average revenue per tractor per week increased $87 per tractor per week, or 2.1%, compared to the first quarter of 2020 primarily as a result of a 1.4% increase in revenue miles per tractor per week and a 0.8% increase in average revenue per mile.

Mr. Fuller added, “January started off strong for our operations with our legacy OTR tractors and Variant fleet performing better than typical seasonality. That said, severe weather in February created a very challenging environment which was one of the worst that we have seen as many of our key customers in both our OTR and Dedicated divisions closed, and accident frequency increased. This proved to be a drag on our utilization across the Company as our operations are more reliant on those areas most impacted by weather. In fact, it wasn’t until the first week of March before our operations began to normalize as our customers’ volumes started to return to more seasonal levels. Additionally, the price actions that we have achieved in our Dedicated division through the first quarter won’t have a meaningful impact until the 2021 second quarter.”

Mr. Fuller continued, “Overall, I have been pleased with our progress re-allocating capital and investment into our higher return businesses as we work to transform our operations, improve our profitability, and accelerate our growth. To accomplish this, we have reduced our underperforming legacy OTR tractors by approximately 1,050 average tractors since the first quarter of 2020 while growing Variant by approximately 630 average tractors over the same period. These actions resulted in approximately 400 fewer total average tractors in our fleet in the first quarter, as compared to the year ago quarter. We expect the growth in Variant, which continues to exceed our expectations, to begin to offset our reduction of underperforming legacy OTR tractors later in the year, with a return to fleet count growth as we exit 2021.”

Variant Update

The Company exceeded its goal of having 900 tractors in the digital fleet component of its OTR division by the end of the first quarter of 2021. The average number of tractors in this division increased approximately 33% to 811 tractors sequentially from the fourth quarter of 2020. This growth in truck count combined with improved utilization compared to the Company’s legacy OTR division allowed Variant’s revenue to grow to 11.8% of Truckload revenues, sequentially, from 9.4% in the fourth quarter.

Mr. Fuller noted, “As mentioned, the severe weather primarily through Texas in February impacted Variant’s utilization to 1,815 average revenue miles per tractor per week in the first quarter as compared to 1,863 in the 2020 fourth quarter.  Excluding February’s results, Variant’s utilization was 1,864 as the fleet’s key metrics held stable with the 2020 fourth quarter, while growing average tractors in the fleet by more than 30% sequentially as Variant ended the first quarter with more than 950 tractors. Compared to the prior year quarter, Variant’s revenues grew 407% to $39.5 million. Looking forward, we remain on track to grow Variant to at least 1,500 tractors representing approximately 25% of Truckload revenues through year end 2021. At this scale Variant would generate a revenue run rate of approximately $300 million.

Brokerage Segment

	Quarter Ended March 31,
	2021	2020
Brokerage revenue	$81,840	$50,476
Gross margin %	14.0%	3.7%
Load Count	42,185	43,493
Percentage of loads processed on digital platform	66.6%	15.1%

The Brokerage segment continues to provide additional selectivity for the Company’s assets to optimize yield while at the same time offering more capacity solutions to customers. Brokerage segment revenue increased to $81.8 million in the first quarter of 2021 compared to $50.5 million in the first quarter of 2020, primarily as a result of increased revenue per load. Brokerage operating income was $1.3 million in the first quarter of 2021 as compared to an operating loss of $4.9 million in the year ago quarter.

Mr. Fuller said, “A key component to our goal of doubling revenues is significantly scaling our Brokerage segment. To accomplish this, we purchased a small technology company with a scalable platform and an experienced and talented team last year. Our approach to scaling this segment is to utilize a digital framework for handling transactions. During the first quarter, our Brokerage segment processed 67% of our transactions digitally as compared to 15% in the first quarter of 2020 while achieving a combined operating ratio of 98.4%, an improvement of more than 1,000 basis points, year over year. We believe this platform will enable our team to continue scaling the business and drive a high level of profitable growth in the years to come.”

Liquidity and Capital Resources

At the end of the first quarter of 2021, the Company had $166.5 million of liquidity (defined as cash plus availability under the Company’s revolving credit facility), $337.5 million of net debt (defined as long-term debt, including current maturities, less cash balances), and $265.3 million of total stockholders' equity. Capital expenditures, net of proceeds, related primarily to tractors and trailers were $2.0 million for the first quarter of 2021, excluding equipment financed under operating leases.

Outlook

The Company’s core markets have recovered from the weather-related disruptions that occurred through February and freight demand is running better than normal seasonality through the first three weeks of April. The Company’s expectation is for freight demand to remain strong throughout 2021 given the broader economic recovery and tailwinds that it is experiencing as a result of the Federal Government’s most recent stimulus package which is having a notable impact. On the supply side, the market for experienced drivers remains challenging which is keeping a lid on supply. Additionally, chip shortages and supply chain constraints are impacting new tractor builds which is also supportive of the supply-demand balance over the near term. These conditions are expected to continue to support spot market rates in excess of contract rates and a strengthening contract renewal environment through the remainder 2021.

Conference Call

The Company will hold a conference call to discuss its first quarter 2021 results at 5:00 p.m. (Eastern Time) on April 22, 2021.  The conference call can be accessed live over the phone by dialing 1-877-423-9813 or, for international callers, 1-201-689-8573 and requesting to be joined to the U.S. Xpress First Quarter 2021 Earnings Conference Call. A replay will be available starting at 8:00 p.m. (Eastern Time) on April 22, 2021, and can be accessed by dialing 1-844-512-2921 or, for international callers, 1-412-317-6671. The passcode for the replay is 13718081. The replay will be available until 11:59 p.m. (Eastern Time) on April 29, 2021.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at investor.usxpress.com. The online replay will remain available for a limited time beginning immediately following the call. Supplementary information for the conference call will also be available on this website.

(1) Non-GAAP Financial Measures

In addition to our net income determined in accordance with U.S. generally accepted accounting principles (‘‘GAAP’’), we evaluate operating performance using certain non-GAAP measures, including Adjusted Operating Ratio, Adjusted Operating Income, Adjusted Net Income Attributable to Controlling Interest, and Adjusted EPS (on a consolidated and, as applicable, segment basis). Management believes the use of non-GAAP measures assists investors and securities analysts in understanding the ongoing operating performance of our business by allowing more effective comparison between periods. Further, management uses non-GAAP Adjusted Operating Ratio, Adjusted Operating Income, Adjusted Net Income Attributable to Controlling Interest, and Adjusted EPS measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. The non-GAAP information provided is used by our management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools and should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. You should not consider the non-GAAP measures used herein in isolation or as substitutes for analysis of our results as reported under GAAP. Management compensates for these limitations by relying primarily on GAAP results and using non-GAAP financial measures on a supplemental basis.

Pursuant to the requirements of Regulation G and Regulation S-K, we have provided reconciliations of Adjusted Operating Ratio, Adjusted Operating Income, Adjusted Net Income Attributable to Controlling Interest, and Adjusted EPS to the most comparable GAAP financial measures at the end of this press release.

About U.S. Xpress Enterprises

Through its subsidiaries, U.S. Xpress Enterprises, Inc. offers customers over-the-road, dedicated, and brokerage services. Founded in 1985, the Company utilizes a combination of smart technology, a modern fleet of tractors and a network of highly trained, professional drivers to efficiently move freight for a wide variety of customers. U.S. Xpress implements a range of digital initiatives and technology to drive innovation in the industry, streamline the value chain for customers and improve the overall driver experience.

Forward-Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” “strategy,” “optimistic,” “will,” “could,” “should,” “may,” “focus,” “seek,” “potential,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases.  In this press release, such statements may include, but are not limited to, statements in the "Outlook" section, statements regarding future unit, revenue and profit growth of our Variant fleet and Brokerage segment, our ability to scale our digital businesses, statements regarding the profitability of our Dedicated division, and any other statements concerning: any projections of earnings, revenues, cash flows, capital expenditures, compliance with financial covenants, or other financial items; any statement of plans, strategies, or objectives for future operations; any statements regarding future economic or industry conditions or performance; and any statements of belief and any statements of assumptions underlying any of the foregoing. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: general economic conditions, including inflation and consumer spending; political conditions and regulations, including future changes thereto; changes in tax laws or in their interpretations and changes in tax rates; future insurance and claims experience, including adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; impact of pending or future legal proceedings; future market for used revenue equipment and real estate; future revenue equipment prices; future capital expenditures, including equipment purchasing and leasing plans and equipment turnover (including expected trade-ins); fleet age; future depreciation and amortization; changes in management’s estimates of the need for new tractors and trailers; future ability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreement; freight environment, including freight demand, rates, capacity, and volumes; future asset utilization; loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified professional drivers and independent contractors; classification of independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, intermodal, and brokerage (including digital brokerage) competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program that implemented new driver standards and modified the methodology for determining a carrier’s Department of Transportation safety rating; future safety performance; our ability to reduce, or control increases in, operating costs; future third-party service provider relationships and availability; execution of the Company’s current business strategy or changes in the Company’s business strategy; the ability of the Company’s infrastructure to support future organic or inorganic growth; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; our ability to adapt to changing market conditions and technologies, including the future use of autonomous tractors; disruptions to our information technology; the cost of and our ability to effectively and efficiently implement technology initiatives; costs, diversion of management’s attention, and potential payments made in connection with the multiple class action lawsuits a stockholder derivative lawsuit arising out of our IPO;   credit, reputational and relationship risks of certain of our current and former equity investments; our ability to maintain effective internal controls without material weaknesses; our voting control is concentrated with certain members of the Fuller and Quinn families, which limits the ability of other stockholders to influence corporate matters; and the impact of the recent coronavirus outbreak or other similar outbreaks. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

USX Financial

Contact:
U.S. Xpress Enterprises, Inc.
Brian Baubach
Sr. Vice President Corporate Finance
investors@usxpress.com

Source: U.S. Xpress Enterprises, Inc.

Condensed Consolidated Income Statements (unaudited)
	Quarter Ended March 31,
(in thousands, except per share data)	2021	2020
Operating Revenue:
Revenue, excluding fuel surcharge	$417,641	$392,820
Fuel surcharge	33,119	39,748
Total operating revenue	450,760	432,568
Operating Expenses:
Salaries, wages and benefits	142,003	135,378
Fuel and fuel taxes	40,404	40,207
Vehicle rents	21,463	21,877
Depreciation and amortization, net of (gain) loss	22,382	25,803
Purchased transportation	141,661	129,754
Operating expense and supplies	32,515	35,730
Insurance premiums and claims	21,777	26,023
Operating taxes and licenses	3,269	3,677
Communications and utilities	2,388	2,452
General and other operating	14,900	15,335
Total operating expenses	442,762	436,236
Operating Income (Loss)	7,998	(3,668)
Other Expenses :
Interest Expense, net	3,687	5,421
Other, net	-	2,000
	3,687	7,421
Income (Loss) Before Income Taxes	4,311	(11,089)
Income Tax Provision (Benefit)	1,650	(1,857)
Net Income (Loss)	2,661	(9,232)
Net Income (Loss) attributable to non-controlling interest	123	(16)
Net Income (Loss) attributable to controlling interest	$2,538	$(9,216)

Income (Loss) Per Share
Basic earnings (losses) per share	$0.05	$(0.19)
Basic weighted average shares outstanding	49,975	49,217
Diluted earnings (losses) per share	$0.05	$(0.19)
Diluted weighted average shares outstanding	51,524	49,217

Condensed Consolidated Balance Sheets (unaudited)
	March 31,	December 31,
(in thousands)	2021	2020
Assets
Current assets:
Cash and cash equivalents	$4,368	$5,505
Customer receivables, net of allowance of $153 and $157, respectively	214,601	189,869
Other receivables	17,550	19,203
Prepaid insurance and licenses	17,736	14,265
Operating supplies	10,165	8,953
Assets held for sale	16,040	12,382
Other current assets	18,015	16,263
Total current assets	298,475	266,440
Property and equipment, at cost	894,774	896,264
Less accumulated depreciation and amortization	(416,550)	(394,603)
Net property and equipment	478,224	501,661
Other assets:
Operating lease right-of-use assets	271,175	287,251
Goodwill	59,221	59,221
Intangible assets, net	25,125	25,513
Other	39,420	39,504
Total other assets	394,941	411,489
Total assets	$1,171,640	$1,179,590
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$96,548	$83,621
Book overdraft	2,584	-
Accrued wages and benefits	41,789	40,095
Claims and insurance accruals	51,238	47,667
Other accrued liabilities	5,731	5,986
Current portion of operating leases	76,397	78,193
Current maturities of long-term debt and finance leases	91,224	103,690
Total current liabilities	365,511	359,252
Long-term debt and finance leases, net of current maturities	251,056	255,287
Less debt issuance costs	(393)	(314)
Net long-term debt and finance leases	250,663	254,973
Deferred income taxes	26,403	25,162
Other long-term liabilities	14,652	14,615
Claims and insurance accruals, long-term	53,680	55,420
Noncurrent operating lease liability	195,456	209,311
Commitments and contingencies	-	-
Stockholders' Equity:
Common Stock	502	497
Additional paid-in capital	263,090	261,338
Retained earnings (deficit)	108	(2,430)
Stockholders' equity	263,700	259,405
Noncontrolling interest	1,575	1,452
Total stockholders' equity	265,275	260,857
Total liabilities and stockholders' equity	$1,171,640	$1,179,590

Condensed Consolidated Cash Flow Statements (unaudited)
	Quarter Ended March 31,
(in thousands)	2021	2020
Operating activities
Net income (loss)	$2,661	$(9,232)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income tax provision (benefit)	1,241	(1,882)
Depreciation and amortization	20,777	22,597
Losses on sale of property and equipment	1,605	3,206
Share based compensation	2,134	836
Other	184	2,652
Changes in operating assets and liabilities
Receivables	(23,448)	(3,183)
Prepaid insurance and licenses	(3,471)	(5,784)
Operating supplies	(1,178)	(151)
Other assets	(1,337)	386
Accounts payable and other accrued liabilities	14,459	8,788
Accrued wages and benefits	1,694	1,845
Net cash provided by operating activities	15,321	20,078
Investing activities
Payments for purchases of property and equipment	(21,974)	(76,761)
Proceeds from sales of property and equipment	19,955	9,650
Other	-	(2,000)
Net cash used in investing activities	(2,019)	(69,111)
Financing activities
Borrowings under lines of credit	47,600	147,654
Payments under lines of credit	(34,400)	(70,654)
Borrowings under long-term debt	12,288	142,644
Payments of long-term debt and finance leases	(42,185)	(171,266)
Payments of financing costs	(100)	(1,255)
Tax withholding related to net share settlement of restricted stock awards	(915)	(91)
Payments of long-term consideration for business acquisition	-	(1,000)
Proceeds from long-term consideration for sale of subsidiary	151	144
Proceeds from issuance of common stock under ESPP	538	420
Book overdraft	2,584	2,376
Net cash provided by (used in) financing activities	(14,439)	48,972
Net change in cash and cash equivalents	(1,137)	(61)
Cash and cash equivalents
Beginning of year	5,505	5,687
End of period	$4,368	$5,626

Key Operating Factors & Truckload Statistics (unaudited)

	Quarter Ended March 31,		%
	2021	2020	Change
Operating revenue:
Truckload[1]	$335,801	$342,344	-1.9%
Fuel surcharge	33,119	39,748	-16.7%
Brokerage	81,840	50,476	62.1%
Total operating revenue	$450,760	$432,568	4.2%

Operating income (loss):
Truckload	$6,728	$1,200	460.7%
Brokerage	$1,270	$(4,868)	nm
	$7,998	$(3,668)	nm

Operating ratio:
Operating ratio	98.2%	100.8%	-2.6%
Adjusted operating ratio[2]	98.1%	100.9%	-2.8%

Truckload operating ratio	98.2%	99.7%	-1.5%
Truckload adjusted operating ratio[2]	98.0%	99.6%	-1.6%
Brokerage operating ratio	98.4%	109.6%	-10.2%

Truckload Statistics:
Revenue per mile[1]	$2.269	$2.070	9.6%

Average tractors -
Company owned	4,594	4,747	-3.2%
Independent contractors	1,501	1,791	-16.2%
Total average tractors	6,095	6,538	-6.8%

Average revenue miles per tractor per week	1,724	1,794	-3.9%

Average revenue per tractor per week[1]	$3,912	$3,713	5.4%

Total miles	149,605	169,187	-11.6%

Total company miles	111,727	118,126	-5.4%

Total independent contractor miles	37,878	51,061	-25.8%

Independent contractor fuel surcharge	7,660	11,211	-31.7%

[1] Excluding fuel surcharge revenues
[2] See GAAP to non-GAAP reconciliation in the schedules following this release

Non-GAAP Reconciliation - Adjusted Operating Income and Adjusted Operating Ratio (unaudited)

	Quarter Ended March 31,
(in thousands)	2021	2020
GAAP Presentation:
Total revenue	$450,760	$432,568
Total operating expenses	(442,762)	(436,236)
Operating income (loss)	$7,998	$(3,668)
Operating ratio	98.2%	100.8%

Non-GAAP Presentation:
Total revenue	$450,760	$432,568
Fuel surcharge	(33,119)	(39,748)
Revenue, excluding fuel surcharge	417,641	392,820

Total operating expenses	442,762	436,236
Adjusted for:
Fuel surcharge	(33,119)	(39,748)
Adjusted operating expenses	409,643	396,488
Adjusted operating income (loss)	$7,998	$(3,668)
Adjusted operating ratio	98.1%	100.9%

Non-GAAP Reconciliation - Truckload Adjusted Operating Income and Adjusted Operating Ratio (unaudited)

	Quarter Ended March 31,
(in thousands)	2021	2020
Truckload GAAP Presentation:
Truckload revenue	$368,920	$382,092
Truckload operating expenses	(362,192)	(380,892)
Truckload operating income	$6,728	$1,200
Truckload operating ratio	98.2%	99.7%

Truckload Non-GAAP Presentation:
Truckload revenue	$368,920	$382,092
Fuel surcharge	(33,119)	(39,748)
Revenue, excluding fuel surcharge	335,801	342,344

Truckload operating expenses	362,192	380,892
Adjusted for:
Fuel surcharge	(33,119)	(39,748)
Truckload adjusted operating expenses	329,073	341,144
Truckload adjusted operating income	$6,728	$1,200
Truckload adjusted operating ratio	98.0%	99.6%

Non-GAAP Reconciliation - Adjusted Net Income and EPS (unaudited)

	Quarter Ended March 31,
(in thousands, except per share data)	2021	2020
GAAP: Net income attributable to controlling interest	$2,538	$(9,216)
Adjusted for:
Income tax provision (benefit)	1,650	(1,857)
Income (loss) before income taxes attributable to controlling interest	$4,188	$(11,073)
Loss on sale of equity method investments[1]	-	2,000
Adjusted income (loss) before income taxes	4,188	(9,073)
Adjusted income tax provision (benefit)	1,650	(1,857)
Non-GAAP: Adjusted net income (loss) attributable to controlling interest	$2,538	$(7,216)

GAAP: Earnings (losses) per diluted share	$0.05	$(0.19)
Adjusted for:
Income tax provision (benefit) attributable to controlling interest	0.03	(0.04)
Income (loss) before income taxes attributable to controlling interest	$0.08	$(0.23)
Loss on sale of equity method investments[1]	-	0.04
Adjusted income (loss) before income taxes	0.08	(0.19)
Adjusted income tax provision (benefit)	0.03	(0.04)
Non-GAAP: Adjusted net income (loss) attributable to controlling interest	$0.05	$(0.15)
[1]During the first quarter of 2020, we incurred loss on sale related to a equity method investment in a former wholly owned subsidiary

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